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                                                                  EXHIBIT (b)(3)

                                 ABN AMRO FUNDS
                          (A DELAWARE STATUTORY TRUST)

                             AMENDMENT TO THE BYLAWS
                          ADOPTED ON DECEMBER 18, 2003

                                   ARTICLE IV

                             SHAREHOLDERS' MEETINGS

                                      * * *

Section 4.2 Voting-Proxies. Subject to the provisions of the Trust Instrument, Shareholders entitled to vote may vote in person or by proxy in any manner provided for herein. Authorization for such proxy to act may be executed by the Shareholder in writing and dated not more than 11 months before the meeting or given by any electronic or telecommunications device or in any other manner, which authorization is received not more than 11 months before the meeting, provided that if a proposal by anyone other than the officers or Trustees is submitted to a vote of the Shareholders of any Series or class, or if there is a proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees, Shares may be voted only in person or by written proxy. Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden or proving invalidity shall rest on the challenger. At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairman of the meeting. Except as otherwise provided herein or in the Trust Instrument, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.